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                                                                     EXHIBIT 5.1


                           GOODWIN, PROCTER & HOAR LLP
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                           BOSTON, MASSACHUSETTS 02109


                                December 16, 1997



Bradley Real Estate, Inc.
40 Skokie Boulevard, Suite 600
Northbrook, IL 60062

         RE: LEGALITY OF SECURITIES TO BE REGISTERED UNDER THE REGISTRATION STATEMENT ON FORM S-3 (THE "REGISTRATION STATEMENT")

Dear Ladies and Gentlemen:

         This opinion relates to up to 281,300 shares of common stock, par value $.01 per share (the "Redemption Shares"), of Bradley Real Estate, Inc., a Maryland corporation (the "Company"), that may be issued if, and to the extent that, certain holders of limited partner units ("Units") representing partnership interests of Bradley Operating Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), tender such Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Redemption Shares, which are the subject matter of the above-referenced Registration Statement filed with the Securities and Exchange Commission (the "Commission").

         We have acted as counsel to the Company in connection with the preparation and filing with the Commission of the Registration Statement. For purposes of this opinion we have reviewed the Company's Articles of Amendment and Restatement and By-Laws and the Second Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement"), each as amended to date. We have also examined records of corporate proceedings of the Company and such other certificates, receipts, records and documents as we have deemed necessary to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.




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Bradley Real Estate, Inc.
December 16, 1997
Page 2



         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion herein concerning the laws of any other jurisdictions other than the laws of the United States of America and the General Corporation Law of the State of Maryland as in effect on the date hereof, and also express no opinion with respect to the blue sky or securities laws of any state, including Maryland.

         Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that, when the Registration Statement relating to the Redemption Shares has become effective under the Securities Act of 1933, as amended, and the Redemption Shares have been duly issued and exchanged for Units tendered to the Operating Partnership for redemption in accordance with the provisions of the Operating Partnership Agreement, the Redemption Shares will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus contained in such Registration Statement.

                                         Very truly yours,

                                         /s/ GOODWIN, PROCTER & HOAR  LLP

                                         GOODWIN, PROCTER & HOAR  LLP